UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  January 26, 2012

BLACKSANDS PETROLEUM, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-51427	20-1740044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Bering, Suite 250, Houston, Texas 77057
(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 554-4490

Copy of correspondence to:

Marc J. Ross, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 26, 2012, Blacksands Petroleum, Inc. (the “Company”) appointed Richard S. T. Hunter to the board of directors (the “Board”) of the Company as an independent director. Since September 2008, Mr. Hunter has served as the Vice President, Investor Relations for Carrizo Oil and Gas, Inc., a publicly traded company.  Between 1993 and June 2008, Mr. Hunter worked for Lighthouse Capital Management, a Houston, Texas-based investment advisor, as a Principal and Director of Research (1998-2008) and an Energy Securities Analyst (1993-1998).  Between 1985 and 1993, Mr. Hunter was a Stratigrapher for Shell Oil Company, a publicly traded company.  Mr. Hunter holds BS degrees in Biology and Geology from Florida State University, a MS degree in Geology from Florida State University and MBA from Rice University Jones School of Business.  In addition, Mr. Hunter is a registered investment advisor in the State of Texas.

In connection with his appointment to the Board, Mr. Hunter shall receive an annual stipend of $20,000, payable quarterly in arrears.  In addition, Mr. Hunter was granted (i) a stock award of 25,000 shares of the Company’s common stock, of which 6,250 shares vested immediately upon issuance and 3,125 shares shall vest every six months thereafter and (ii) an option award of 88,000 options, exercisable at $4.50 per share, which options shall vest 25% on November 1 of 2012 through 2015.

There are no arrangements or understandings between Mr. Hunter and any other person pursuant to which he was selected to serve on the Board, and there are no relationships between Mr. Hunter and the Company that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release issued by the Company relating to the appointment of Mr. Hunter as a member of the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press release, issued by Blacksands Petroleum, Inc. on February 1, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSANDS PETROLEUM, INC.

Dated: February 1, 2012	BY:	/s/ DONALD GIANNATTASIO
Donald Giannattasio
Chief Financial Officer

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